Exhibit 10.1

AMENDMENT TO JOINT VENTURE AND TERRITORIAL LICENSE AGREEMENT

by and between

TOKENIZE-IT S. A.

and

GBT TECHNOLOGIES INC.

and

GBT TOKENNIZE CORP.

AMENDMENT JOINT VENTURE AGREEMENT AND TERRITORIAL LICENSE AGREEMENT

This AMENDMENT TO JOINT VENTURE AGREEMENT (“Agreement”) executed on March 6, 2020 (“Original JV”), is made of as of May 28, 2021 by and between TOKENIZE-IT S.A.., a Costa Rica company (“TOKENIZE”) and GBT TECHNOLOGIES INC., a Nevada corporation via its designated wholly owned subsidiary Greenwich International Holdings, a Costa Rica corporation (“GBT”) and GBT TOKENIZE CORP (“GBT/TOKENIZE”). TOKENIZE, GBT and GBT/TOKENIZE are hereinafter also referred to collectively as the “Parties” and individually as a “Party.” This Agreement includes three parts and incorporates the following agreements:

RECITALS

A.       TOKENIZE and GBT established a Joint Venture on or about March 6, 2020, where in essence TOKENIZE provided knowledge and license for certain technology to GBT/TOKENIZE which was restricted to California only (“Technology Portfolio or TP”).

B.       Based on said TP, GBT/TOKENIZE developed certain vital device fully functioned and produced the first 5 working prototypes (“qTerm”).

C.       The Parties agree that the license terms should be increased to include the entire continental United States.

D.        GBT/TOKENIZE prepared an internal business plan which indicate a potential 5 years net present value of $34.2 million to the qTerm (“qTerm B plan”).

D.        GBT contributed, per the Original JV, One Hundred Million of its common shares of common stock to GBT/TOKENIZE. Per the qTerm B plan, the 50% interest in GBT/TOKENIZE is estimated to be valued at $16.2 million. Based on GBT’s common share price of $0.02 , GBT is required to contribute an additional eight hundred million shares of common stock of GBT, representing the need for issuance additional seven hundred million of GBT’s shares of common stock to the benefit of GBT/TOKENIZE.

NOW THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

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ALL TERMS OF THE ORIGINNAL JV AGREEMENNT TO REMAIN THE SAME, OTHER THAN AMENDING # 3.2 AND ADDING THE FOLLOWING PARAGRAPH NUMBERED AS 3.3.1

3.2	Services and Duties.

TOKENIZE shall provide Company with licensed technology and expertise, as requested and mutually agreed to by Company and TOKENIZE. The License to TOKENIZE TP, been provided as an exclusive license to the TP, throughout the Entire continental United States for the invented product/service and the related platforms relating to the Technology (the "Licensed Item") and to use the know how to develop, manufacture, sell, market and distribute the Licensed Item throughout the United States of America. Upon generating any revenue from this Agreement, the Joint Venture will earn the first right of refusal for other territories outside the USA.

GBT shall provide Company with financing as described below in Section 3.3 (a)(ii).

3.3.1	Further Capitalization.

Upon completion of 5 working qTerm’s prototypes, GBT that subscribed for 10,000 shares of Common Stock, representing a one-half (50%) GBT/TOKENIZE Interest, GBT’s consideration for the Company’s shares (50% of Company) shall be issuance to the benefit of the JV Establishment Additional 700,000,000 common shares of GBT (where in cumulative GBT/TOKENIZE will own 800,000,000 GBT’s common stocks – since 100,000,000 been issued already).

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the Effective Date.

GBT TECHNOLOGIES INC.

Dated: May 28, 2021

By____________________________

Mansour Khatib

Its: Chief Executive Officer

TOKENIZE IT S.A.

Dated: May 28, 2021

By____________________________

Pablo Gonzalez

Its: Chief Executive Officer

GBT TOKENIZE CORP.

Dated: May 28, 2021

By____________________________

Mansour Khatib

Its: Chief Executive Officer

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